Exhibit 99.1

The St. Joe Company Reports First Quarter 2018 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--April 25, 2018--The St. Joe Company (NYSE:JOE) (the “Company”) today announced Net Income for the first quarter of 2018 of $0.7 million, or $0.01 per share, compared with Net Income of $4.4 million, or $0.06 per share, for the first quarter of 2017. The first quarter of 2017 includes a $3.5 million benefit from an insurance settlement and $3.1 million in net realized gains from the sale of investments. Excluding Other Income items, the first quarter of 2018 Operating Loss improved by approximately $4.1 million as compared to the first quarter of 2017.

First quarter update includes:

  Total revenue for 2018 was $19.9 million as compared to $13.5 million in 2017 due to increases in real estate, leasing and timber revenue, partially offset by a decrease in resorts and leisure revenue.
  Real estate revenue increased to $7.7 million in 2018 as compared to $1.5 million in 2017. This increase was primarily related to the higher volume of lot sales in the Watersound Origins, SouthWood and Breakfast Point communities. There were 106 homesites sold in the first quarter of 2018 compared to 2 homesites sold in the first quarter of 2017.
  Resorts and leisure revenue decreased in 2018 as compared to 2017 by $0.6 million due to the sale of the short-term vacation rental management business during December 2017, partially offset by an increase in clubs business. The clubs component of this segment’s revenue continues to climb due to increased membership revenue from The Clubs by Joe, the Company’s private membership club.
  Other operating and corporate expenses declined by $0.3 million in 2018 as compared to 2017. The Company continues to focus on a cost discipline to maintain an efficient cost structure.

As of March 31, 2018, the Company owned approximately 813,000 square feet of rentable commercial space compared to approximately 604,000 as of March 31, 2017. The Company’s overall lease occupancy percentage increased to 89% as of March 31, 2018, as compared to 86% as of March 31, 2017.

The Company had cash, cash equivalents and investments of $293.9 million as of March 31, 2018, compared to $303.4 million as of December 31, 2017, a decrease of $9.5 million. The decrease was related to $13.7 million used for stock repurchases, offset by net receipts from the Company’s operations and other activities.

The Company adopted ASU 2014-09 (Revenue from Contracts with Customers), as amended, recognizing lot residuals, marketing and other fees as revenue at the time of sale of homesites. For the three months ended March 31, 2018, real estate revenue includes approximately $0.7 million of estimated lot residuals, marketing and other fees related to homesites sold in the quarter. Prior to 2018, these lot residuals, marketing and other fees were recognized in revenue when consideration was received in periods subsequent to the sale of the homesite. For the three months ended March 31, 2017, real estate revenue includes approximately $0.3 million related to lot residuals, marketing and other fees.

Financial data schedules in the back of this press release provide greater detail on business segment performance, summarizing the consolidated results, summary balance sheets, debt schedule and other operating and corporate expenses for the first quarter of 2018 and 2017, respectively.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We continue to make progress in our operations, with an increase of $4.1 million as compared to the first quarter of 2017.” Mr. Gonzalez added, “As I mention in my annual letter to shareholders, I believe that the necessary ingredients for prosperity exist in Northwest Florida and extend a personal invitation for you to judge the opportunities for yourself by visiting. In fact, a perfect time to visit is during our upcoming annual meeting scheduled for May 23rd where we will be prepared to discuss our assets and engage with our shareholders.”

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended
	March 31,
	2018	2017
Revenue
Real estate revenue	$7.7	$1.5
Resorts and leisure revenue	7.5	8.1
Leasing revenue	3.0	2.6
Timber revenue	1.7	1.3
Total revenue	19.9	13.5
Expenses
Cost of real estate revenue	4.2	0.3
Cost of resorts and leisure revenue	7.0	8.8
Cost of leasing revenue	0.8	0.7
Cost of timber revenue	0.2	0.2
Other operating and corporate expenses	5.9	6.2
Depreciation, depletion and amortization	2.3	1.9
Total expenses	20.4	18.1
Operating loss	(0.5)	(4.6)
Investment income, net	3.6	10.4
Interest expense	(3.0)	(3.0)
Other income, net	0.3	3.7
Income before income taxes	0.4	6.5
Income tax benefit (expense)	0.2	(2.3)
Net income	0.6	4.2
Net loss attributable to non-controlling interest	0.1	0.2
Net income attributable to the Company	$0.7	$4.4
Net income per share attributable to the Company	$0.01	$0.06
Weighted average shares outstanding	65,476,054	73,970,407

Summary Balance Sheet (Unaudited)
($ in millions)

	March 31, 2018	December 31, 2017
Assets
Investment in real estate, net	$332.6	$332.6
Cash and cash equivalents	202.6	192.1
Investments – debt securities	46.4	76.3
Investments – equity securities	44.9	35.0
Restricted investments	3.4	4.5
Income tax receivable	8.4	8.4
Claim settlement receivable	5.3	5.3
Other assets	42.7	47.1
Property and equipment, net	11.7	11.8
Investments held by special purpose entities	207.6	207.9
Total assets	$905.6	$921.0

Liabilities and Equity
Debt	$55.5	$55.6
Other liabilities	43.8	47.3
Deferred tax liabilities, net	48.5	49.0
Senior Notes held by special purpose entity	176.6	176.5
Total liabilities	324.4	328.4
Total equity	581.2	592.6
Total liabilities and equity	$905.6	$921.0

Debt Schedule (Unaudited)
($ in millions)

	March 31, 2018	December 31, 2017
Pier Park North joint venture refinanced loan	$46.6	$46.8
Community Development District debt	7.3	7.2
Pier Park outparcel construction loan	1.6	1.6
Total debt	$55.5	$55.6

Other Operating and Corporate Expenses (Unaudited)
($ in millions)

	Quarter Ended
	March 31,
	2018	2017
Employee costs	$1.8	$1.8
401(k) contribution	1.1	1.2
Property taxes and insurance	1.3	1.4
Professional fees	0.8	1.0
Marketing and owner association costs	0.4	0.4
Occupancy, repairs and maintenance	0.1	0.1
Other	0.4	0.3
Total other operating and corporate expense	$5.9	$6.2

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter 2018 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov.

Annual Meeting of Shareholders

As noted earlier in this press release, the Company’s Annual Meeting of Shareholders will be held on May 23, 2018, at 9:00 a.m., Central Daylight Time, at the WaterColor Inn, 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459. The event will also be webcast and can be accessed at http://ir.joe.com/.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding continued increases in membership revenue from The Clubs by Joe; our continued cost discipline to maintain an efficient cost structure; our continued progress in our operations; and our belief in the ingredients for prosperity in Northwest Florida. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (6) volatility in the consistency and pace of our residential real estate sales; (7) any downturns in real estate markets in Florida or across the nation; (8) our dependence on the real estate industry and the cyclical nature of our real estate operations; (9) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (10) changes in laws, regulations or the regulatory environment affecting the development of real estate; (11) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (12) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; and (13) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company with real estate assets and operations currently concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2018, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, and “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com